SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                        Date of Report: January 29, 2002

                              OCEAN POWER CORPORATION
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                (Exact Name of Registrant as Specified in Charter)



         DELAWARE                       1-5742                   94-3350291
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(State or other jurisdiction          (Commission              (IRS Employer
    of incorporation)                 File Number)           Identification No.)



5000 ROBERT J. MATHEWS PARKWAY, EL DORADO HILLS, CALIFORNIA       95672
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(Address of principal executive offices)                       (Zip code)



Registrant's telephone number, including area code:  (916) 933-8100
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ITEM 5.     OTHER EVENTS.

      On January 29, 2002 Ocean Power Corporation, a Delaware corporation ("OCEAN POWER") signed an Asset Purchase Term Sheet with Elektryon, Inc. ("ELEKTRYON") to acquire certain of Elektryon's assets, including rights to the 100kW Powr/Mastr product line. The term sheet extends Ocean Power's existing exclusive license to the Powr/Mastr product outside the United States and nonexclusive license within the United States through the period necessary to complete a definitive Asset Purchase Agreement, obtain a fairness opinion from Ocean Power's investment banker and obtain satisfaction of all other conditions of sale.

      The price for the purchase will be paid in stock only against three milestones; (1) $7,000,000 in Ocean Power common stock (at the 20 day average price at the time of closing or $2.00 per share, whichever is higher) upon final transfer of all assets to Ocean Power, (2) $8,000,000 in common stock (at the 20 day average price or $4.00 per share, whichever is higher) when the Powr/Mastr product achieves 10,000 hours of continuous, failure-free operation or when Ocean Power achieves $6,250,000 of sales over a three month period with a minimum gross margin of 30%, whichever comes first, and (3) $10,000,000 of common stock (at the 20 day average price or $6.00 per share, whichever is higher) when the Powr/Mastr product meets certain applicable regulatory requirements. The purchase is subject to the satisfaction of certain other conditions set forth in the term sheet, including approval by the Board of Directors of the respective companies, a fairness opinion from Ocean Power's investment banker and court approval of the purchase as part of a Chapter 11 plan of reorganization by Elektryon.

ITEM 7.     EXHIBITS

Exhibit 99.1 Term Sheet, dated January 29, 2002 between Ocean Power Corporation and Elektryon, Inc.


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                                  EXHIBIT INDEX
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EXHIBIT
NO.           DESCRIPTION                              LOCATION

99.1          Term Sheet, dated January 29, 2002       Provided herewith
              between Ocean Power Corporation and
              Elektryon, Inc.











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                                   SIGNATURES



      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       OCEAN POWER CORPORATION



Date:  February 4, 2002                By:  /s/ Joseph Maceda
                                          ------------------------
                                       Name:  Joseph P. Maceda
                                       Its:  Chief Executive Officer





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